Exhibit 4.4.1

FIRST SUPPLEMENTAL INDENTURE

dated as of January 5, 2017

among

PDC ENERGY, INC.,

PDC PERMIAN, INC.

and

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

6.125% Senior Notes due 2024

THIS FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of January 5, 2017, among PDC ENERGY, INC., a Delaware corporation (the “Company”), PDC PERMIAN, INC., a Delaware corporation (the “New Subsidiary Guarantor”) and U.S. BANK NATIONAL ASSOCIATION, as trustee (the “Trustee”).

RECITALS

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of September 15, 2016 (the “Indenture”), relating to the Company’s 6.125% Senior Notes due 2024 (the “Notes”);

WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause certain Domestic Restricted Subsidiaries to provide Subsidiary Guarantees in certain circumstances.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:

Section 1.  Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.

Section 2.  The New Subsidiary Guarantor, by its execution of this Supplemental Indenture, agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including, but not limited to, Article 10 thereof.

Section 3.  This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

Section 4.  This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.

Section 5.  This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.

Section 6.  The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Subsidiary Guarantor and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

PDC ENERGY, INC., as the Company

By:	/s/ Nicole Martinet
	Name:	Nicole Martinet
	Title:	Vice President and Associate General
Counsel

PDC PERMIAN, INC., as New Subsidiary Guarantor

By:	/s/ Ronald Wirth
	Name:	Ronald Wirth
	Title:	Vice President — Finance

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Leland Hansen
	Name:	Leland Hansen
	Title:	Vice President